News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, October 11, 2016 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $0.6695 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2016, to Common Stock shareholders of record at the close of business on October 21, 2016, and to Series A and Series B Preferred Stock shareholders of record at the start of business on October 21, 2016.

The dividend was announced during P&G's annual meeting of shareholders in Cincinnati. P&G has been paying a dividend for 126 consecutive years since its incorporation in 1890 and has increased its dividend for 60 consecutive years.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974